UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 14, 2008 (August 14, 2008)

________________________________________________

FIRST FARMERS AND MERCHANTS CORPORATION

(Exact name of registrant as specified in its charter)

Tennessee	0-10972	62-1148660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
816 South Garden Street Columbia, Tennessee	38402-1148
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code    (931) 388-3145

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4©)

Item 2.02.  Results of Operations and Financial Condition.

On August 14, 2008, First Farmers and Merchants Corporation issued a press release announcing its financial results for the quarter ended June 30, 2008.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01.  Financial Statements and Exhibits.

(c)  The following exhibit is filed herewith:

Exhibit Number 99.1  -  Press Release issued on August14, 2008 by First Farmers and Merchants Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                              FIRST FARMERS AND MERCHANTS CORPORATION

                                                                                                                      (Registrant)

Date            August 14, 2008              By          /s/ T. Randy Stevens

                                                                 T. Randy Stevens, Chairman/Chief Executive Officer

Date           August 14, 2008              By          /s/ Patricia P. Bearden

                                                                  Patricia P. Bearden, Principal Accounting Officer

EXHIBIT INDEX

Exhibit Number                                                Title or Description

      99.1     Press release issued on August 14, 2008, by First Farmers and Merchants Corporation

EXHIBIT 99.1

                                                                        FOR IMMEDIATE RELEASE

FIRST FARMERS & MERCHANTS CORPORATION REPORTS SHARP GAINS IN LOANS, INCOME AND DEPOSITS.

COLUMBIA, Tenn., August 14, 2008 - First Farmers & Merchants Corporation, the parent of First Farmers & Merchants Bank, has released financial results through June 30, 2008.  The bank reported healthy gains in assets, loans and deposits since December 31, 2007.

At June 30, 2008, the consolidated total assets of First Farmers and Merchants Corporation (the "Corporation") were $879.6 million.  This represents a 6.9 percent increase since December 31, 2007.   Gross loans were $534.5 million, total deposits were $721.1 million and total shareholders' equity was $103.3 million.  The loan portfolio at June 30, 2008, reflected an increase of $34.4 million, or 6.9 percent, and deposits increased $22.2 million, or 3.2 percent compared to December 31, 2007.

Growth in loan volume during the six-month period was coupled with a substantial increase in non-interest income of 17.5 percent from $5.8 million for the second quarter of 2007 to $6.8 million for the second quarter of 2008.

"Thanks to strong support from the each of the communities we serve in Middle Tennessee, F&M Bank continues to provide excellent value to both its customers and its shareholders" said T. Randy Stevens, Chairman and CEO of F&M. "This value is built on three pillars that are at the core of our mission statement: relationships, commitment and leadership. Our financial results continue to reflect our unwavering dedication to community service - each of our employees believes that if you take care of the community, the community will take care of you."

First Farmers and Merchants Bank is one of the largest independent community banks in Middle Tennessee.  F&M Bank has nineteen full-service banking offices in seven counties in southern Middle Tennessee. For more information, visit www.fandmbank.com.

About First Farmers & Merchants Bank

Founded in 1909, First Farmers & Merchants Bank (Member FDIC) is one of the most successful independent banks in Tennessee, with total assets of approximately $879 million and an additional $2.7 billion in assets held by its Trust & Financial Management Department. Headquartered in Columbia, Tenn., the bank operates 19 offices in a seven county area in Middle Tennessee that includes Maury, Lawrence, Marshall, Hickman, Giles, Dickson and Williamson counties. It is distinguished by its commitment to traditional, personal banking relationships that incorporate state-of-the-art technology to provide the highest possible level of service.

For additional information, visit www.fandmbank.com or call the main office at 931.388.3145.

MEDIA CONTACT

Frank Limpus

C: 615/668-9938

E: frank.limpus@jathinking.com

First Farmers and Merchants Corporation and Subsidiaries
Unaudited Financial Highlights
(Dollars in Thousands Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Interest income	$10,985	$10,917	$21,970	$21,547
Interest expense	3,122	4,011	6,509	8,037
Net interest income	7,863	6,906	15,461	13,510
Provision for possible loan losses	0	0	0	0
Net interest income after provision
for loan losses	7,863	6,906	15,461	13,510
Noninterest income	3,118	2,982	6,870	5,846
Noninterest expense	8,007	7,142	15,821	14,280
Income before income taxes	2,974	2,746	6,510	5,076
Income taxes	458	699	1,246	983
Net income	$2,516	$2,047	$5,264	$4,093

Earnings per common share	$0.45	$0.36	$0.93	$0.71

	6/30/2008	12/31/2007
Total Assets	$879,633	$823,046
Cash and cash equivalents	61,608	35,873
Investment Securities	232,880	239,476
Loans, net of fees	534,525	500,143
Deposits	721,144	698,959
Shareholders' equity	$103,295	$106,244